Exhibit 99.1

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare	news release

OMNICARE PROPOSES TO ACQUIRE NEIGHBORCARE FOR $30.00 PER SHARE IN CASH

Provides 70% Premium to NeighborCare Shareholders

Transaction Valued at $1.5 billion

COVINGTON, Ky., May 24, 2004 – Omnicare, Inc. (NYSE: OCR) today announced that it sent a letter to NeighborCare, Inc. (NASDAQ: NCRX) offering to purchase all of the outstanding shares of NeighborCare common stock for $30.00 per share in cash. The transaction is valued at approximately $1.5 billion, which includes the assumption of NeighborCare’s net debt. Omnicare’s offer represents a premium of 70% over NeighborCare’s closing stock price on Friday, May 21, 2004, the last trading day before Omnicare’s offer.

“We believe that the combination of Omnicare and NeighborCare will create a premier institutional pharmacy company,” said Joel F. Gemunder, president and chief executive officer of Omnicare. “This combination will result in substantial benefits to all of NeighborCare’s constituencies, including NeighborCare’s shareholders. Our offer provides NeighborCare shareholders with a 70% premium for their shares in cash. Given these significant benefits and the opportunities created by this transaction for both companies, we believe that all of NeighborCare’s constituencies will find Omnicare’s offer compelling and will enthusiastically support it.

“Omnicare has a strong track record of enhancing shareholder value through the successful integration of acquisitions. We believe that this transaction will enable us to realize significant synergies while achieving the financial and operational benefits of enhanced scale. We expect the transaction to be significantly accretive to Omnicare’s earnings per share. The combination of our companies represents a strong strategic fit given our complementary services and geographic coverage, and will increase the number of beds we serve by approximately 256,000, or 24%, for a total of 1.3 million in 47 states and the District of Columbia. The combined company is anticipated to have revenues of over $5.0 billion. Working together with the NeighborCare Board, we believe we can reach a mutually agreeable transaction in a quick and efficient manner that will benefit both companies and their respective shareholders and other constituencies,” Mr. Gemunder continued.

Omnicare noted that its Board fully supports this offer and that no further corporate action is required for Omnicare to consummate this transaction. In addition, Omnicare has obtained commitments for financing that are sufficient to consummate the transaction.

Dewey Ballantine LLP is acting as legal counsel to Omnicare and Lehman Brothers Inc. is acting as financial advisor.

Attached is the full text of the letter delivered earlier today to Mr. John Arlotta, Chairman, President and Chief Executive Officer of NeighborCare.

May 24, 2004

BY FACSIMILE AND FEDEX

Mr. John J. Arlotta

Chairman, President and Chief Executive Officer

NeighborCare, Inc.

601 East Pratt Street, 3rd Floor

Baltimore, Maryland 21202

Dear John:

As we discussed in early March, and as set forth in my letter to you dated March 30, 2004, we believe that a combination of Omnicare and NeighborCare is compelling and will provide substantial benefits to both companies’ shareholders and other interested constituencies. We are, however, disappointed by your rejection of our offer to acquire NeighborCare and your Board’s unwillingness to engage in any further discussion of the matter.

For this reason, Omnicare is making public its offer to acquire all of the outstanding shares of NeighborCare common stock for $30.00 per share in cash. This offer represents a 70% premium to NeighborCare’s closing share price of $17.67 on May 21, 2004. As we have discussed before, if you or the NeighborCare Board have a different view on the form of consideration or other aspects of our offer, we are willing to discuss this, as well as any other matter relating to a proposed combination of Omnicare and NeighborCare, with you.

We continue to believe that a combination of Omnicare and NeighborCare makes compelling business sense for all of NeighborCare’s shareholders and other constituencies. It also provides a unique opportunity for your shareholders to realize maximum value immediately for their shares. The combination of Omnicare and NeighborCare would result in the creation of a premier institutional pharmacy company and position the combined company to provide valuable benefits to all of its constituencies. I would welcome the opportunity to discuss further with you the substantial benefits of our offer.

Considering these substantial benefits, we are confident that, given the opportunity, NeighborCare’s shareholders and other constituents will enthusiastically support our offer.

Omnicare’s Board fully supports this offer and no further corporate action on our part is required to consummate this transaction. We have obtained commitments for financing that are sufficient to consummate the transaction.

It is our strong preference to work together with the NeighborCare Board to reach a mutually agreeable transaction. We and our advisors are available to meet with you and your advisors as soon as possible to discuss the terms of our offer and to negotiate a definitive agreement.

We are confident that you and your Board will recognize the substantial benefits of our offer and decide to discuss this matter with us. We believe that we can work together with you to quickly close a transaction.

Sincerely,

/s/ Joel F. Gemunder

Joel F. Gemunder President and Chief Executive Officer

cc: NeighborCare Board of Directors

About NeighborCare, Inc.

NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings. NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,050,000 beds in 47 states and the District of Columbia, making it the nation’s largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 29 countries worldwide.

This press release contains certain statements which are “forward-looking” statements under the federal securities laws and involve risks and uncertainties relating to the occurrence of future events. These statements include, but are not limited to, the impact of the NeighborCare acquisition on Omnicare’s earnings in 2004 and beyond; Omnicare’s ability to build upon its existing operations; geographic expansion opportunities; Omnicare’s ability to leverage services and capabilities among its national network of institutional pharmacies; Omnicare’s ability to successfully integrate this acquisition and achieve synergies; and Omnicare’s strategy in the institutional pharmacy business. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the inability to integrate the NeighborCare acquisition as anticipated; the inability to realize expected revenues, earnings, synergies and other benefits from the NeighborCare acquisition; the performance of Omnicare’s institutional pharmacy business; business conditions in the institutional pharmacy industry generally; the inability to expand geographically as anticipated; the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated; the effectiveness of Omnicare’s strategy in the institutional pharmacy business; and the ability of the NeighborCare acquisition to strengthen relationships with pharmaceutical and biotechnology companies. Omnicare assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning Omnicare’s performance are set forth in reports and documents filed by Omnicare with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on forward-looking statements.

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Omnicare will host a conference call with management to discuss this strategic opportunity at 11:00 AM EDT today, which is accessible by dialing (877) 423-3902 or through a web cast by visiting www.omnicare.com and clicking on “Investors” and then “Conference Calls”.

Contacts:

Cheryl D. Hodges Omnicare (859) 392-3331	Joele Frank / Steve Silva Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449